Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 2, 2012	Contact:	Michael M. Larsen
Vice President and CFO
(610) 249-2002

Gardner Denver Declares Quarterly Dividend and Increases Share Repurchase Authorization

WAYNE, Pa., May 2, 2012 — On May 1, 2012, the Board of Directors of Gardner Denver, Inc. (NYSE: GDI) declared a regular quarterly dividend of five cents per share for the first quarter of 2012. The first quarter dividend is payable June 1, 2012, to shareholders of record as of May 17, 2012.

In addition, the Company announced that on May 1, 2012 its Board of Directors increased the authorized level for repurchases of its common stock by 1.6 million shares, or approximately $102 million, plus an additional amount to offset any future dilution resulting from equity grants under the Company’s benefit plans. The Company repurchased 1.064 million shares of its common stock in April 2012 and additionally has approximately 600,000 shares, or approximately $38 million, that remains available from an existing authorization approved by the Board of Directors in November 2011. The timing and amount of repurchases will vary based upon market conditions, corporate requirements, and other factors. All common stock acquired will be held as treasury stock and will be available for general corporate purposes.

Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer, stated, “With Gardner Denver’s strong balance sheet and approximately 2.2 million shares available for repurchase, our strategy of making opportunistic purchases of Gardner Denver common stock while focusing on selective acquisitions and organic growth initiatives remains unchanged.”

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Statements

Any statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Any expectation that dividends will continue to be paid on a quarterly basis assumes that the Company’s financial condition will permit the payment under Delaware law; that its operations will continue to generate sufficient cash flow to warrant the payment of a dividend and that market conditions and applicable laws and regulations make payment of a dividend appropriate. Any future dividend payments will depend upon the judgment of the Board, based upon the best interests of the Company, its stockholders and other constituents, and will be made only at the Board’s discretion. In addition, the share repurchase program may be affected by a number of factors including market conditions, the market price of the Company’s stock, general business conditions and alternative needs and uses of the Company’s cash resources. Further risks that could cause actual results to differ materially from those matters expressed in or implied by forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2011, and its subsequent quarterly reports on Form 10-Q. The Company does not undertake, and hereby disclaims, any duty to update forward-looking statements, although its situation and circumstances may change in the future.

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